EXHIBIT 2.2








                              ASSET PURCHASE AGREEMENT


                                    dated as of


                                 February 13, 1998,


                                   by and among


                                  SERACARE, INC.,
                              a Delaware corporation,
                                    as Buyer


                                      and


                            CONSOLIDATED TECHNOLOGIES, INC.,
                               a Texas corporation, and
                       CONCO ASSOCIATES, INC. (dba Cone Biotech),
                                 a Texas corporation
                                     as Sellers

                                   TABLE OF CONTENTS

                                                                        Page
                                                                        ----
ARTICLE I       DEFINITIONS................................................1

ARTICLE II      PURCHASE OF ASSETS/DISCHARGE OF LIABILITIES/CLOSING........8
        2.1     Purchase and Sale of Assets................................8
        2.2     Assumption of Certain Liabilities.........................10
        2.3     Purchase Price and Allocation.............................11
        2.4     Right to Offset Against Buyer Shares......................13

ARTICLE III     CLOSING...................................................13
        3.1     Closing Matters...........................................13
        3.2     Items to be Delivered at the Closing By Seller............14
        3.3     Items to be Delivered at the Closing by Buyer.............15
        3.4     Resale of Inventory.......................................15
        3.5     Third Party Approvals.....................................15

ARTICLE IV      REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS.....16
        4.1     Organization, Good Standing and Related Matters...........16
        4.2     Authorization; No Conflicts...............................17
        4.3     Financial Statements; Changes; Contingencies..............17
        4.4     Tax and Other Returns and Reports.........................19
        4.5     Material Contracts........................................20
        4.6     Intentionally Omitted.....................................21
        4.7     Real and Personal Property; Title to and Condition
                of Purchased Assets; Leases...............................21
        4.8     Intangible Property.......................................22
        4.9     Legal Proceedings.........................................23
        4.10    Labor Relations...........................................24
        4.11    Insurance.................................................24
        4.12    Permits and Licenses......................................24
        4.13    Compliance with Law.......................................25
        4.14    Employee Benefits.........................................25
        4.15    Certain Interests.........................................27
        4.16    No Brokers or Finders.....................................27

                                       i



                                                                        Page
                                                                        ----

        4.17    Accuracy of Information...................................27
        4.18    Inventories...............................................28
        4.19    Customers and Suppliers...................................28
        4.20    Environmental Compliance..................................28
        4.21    Investment Intent.........................................29
        4.22    Business Relationship.....................................29
        4.23    Disclosure/Legend.........................................29
        4.24    Rule 144..................................................30
        4.25    Powers of Attorney........................................30
        4.26    Capital Adequacy and Reasonably Equivalent Value
                for the Purchased Assets..................................30

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF BUYER...................31
        5.1     Organization and Related Matters..........................31
        5.2     Authorization.............................................31
        5.3     No Conflicts..............................................31
        5.4     No Brokers or Finders.....................................32
        5.5     Legal Proceedings.........................................32
        5.6     Buyer's Stock.............................................32
        5.7     Accuracy of Information in Exchange Act Reports...........32

ARTICLE VI      COVENANTS WITH RESPECT TO CONDUCT OF THE SELLERS
                PRIOR TO CLOSING..........................................33
        6.1     Access....................................................33
        6.2     Material Adverse Changes; Reports;
                Financial Statements......................................33
        6.3     Conduct of Business.......................................34
        6.4     Notification of Certain Matters...........................36
        6.5     Permits and Approvals.....................................36
        6.6     Preservation of Business Prior to Closing Date............37
        6.7     Payments to Creditors.....................................37
        6.8     Passage of Title and Risk of Loss.........................37

ARTICLE VII     ADDITIONAL CONTINUING COVENANTS...........................37
        7.1     Employment Matters........................................38
        7.2     Expenses and Taxes........................................38


                                      ii


                                                                        Page
                                                                        ----

        7.3     Payment of Costs Associated with Lease Assignments........38
        7.4     Registration Rights.......................................39
        7.5     Nomination of WJC to Board of Directors...................39
        7.6     Discharge of Company Liabilities..........................39
        7.7     Intentionally Omitted.....................................39
        7.8     Proration of Recurring Expenses...........................40
        7.9     Real Property Transfer Documentation......................40
        7.10    Maintenance of Books and Records..........................41
        7.11    Payments Received.........................................41

ARTICLE VIII    CONDITIONS OF PURCHASE....................................41
        8.1     General Conditions........................................41
        8.2     Conditions to Obligations of Buyer........................42
        8.3     Conditions to Obligations of the Sellers..................43

ARTICLE IX      TERMINATION OF OBLIGATIONS; SURVIVAL......................44
        9.1     Termination of Agreement..................................44
        9.2     Effect of Termination.....................................44

ARTICLE X       INDEMNIFICATION...........................................45
        10.1    Indemnification of Buyer..................................45
        10.2    Indemnification of the Sellers............................46
        10.3    Procedure.................................................47
        10.4    Survival..................................................48
        10.5    Notice....................................................49
        10.6    Not Exclusive Remedy......................................49
        10.7    Aggregate Dollar Limitation...............................49

ARTICLE XI      ARBITRATION...............................................49
        11.1    Arbitration...............................................49
        11.2    Judicial Arbitration and Mediation
                Services, the Sellers.....................................49
        11.3    Arbitration Panel.........................................50
        11.4    Provisional Remedies......................................50
        11.5    Enforcement of Judgment...................................50
        11.6    Discovery.................................................50
        11.7    Consolidation.............................................50
        11.8    Power and Authority of Arbitrator.........................51
        11.9    Law to be Applied.........................................51

                                      iii

                                                                        Page
                                                                        ----
        11.10   Costs.....................................................51

ARTICLE XII     GENERAL...................................................51
        12.1    Amendments; Waivers.......................................51
        12.2    Schedules; Exhibits; Integration..........................51
        12.3    Best Efforts; Further Assurances..........................52
        12.4    Governing Law.............................................52
        12.5    Assignment................................................53
        12.6    Headings..................................................53
        12.7    Counterparts..............................................53
        12.8    Publicity and Reports.....................................54
        12.9    Confidentiality...........................................54
        12.10   Parties in Interest.......................................54
        12.11   Notices...................................................54
        12.12   Expenses..................................................55
        12.13   Remedies; Waiver..........................................56
        12.14   Attorney's Fees...........................................56
        12.15   Knowledge Convention......................................56
        12.16   Representation By Counsel; Interpretation.................56
        12.17   Specific Performance......................................57
        12.18   Severability..............................................57

                           SCHEDULES
SCHEDULE 1.1             Products
SCHEDULE 2.1(a)          Purchased Assets
SCHEDULE 2.2(b)          Assumed Liabilities
SCHEDULE 2.3             Purchase Price Allocation
SCHEDULE 2.4             Sellers Liabilities
SCHEDULE 4.1             Jurisdictions in which Sellers is Required to be Qualified to Do Business as a Foreign Person; Directors and Executive
                         Officers
SCHEDULE 4.2             Permits and Approvals
SCHEDULE 4.3             Capitalization
SCHEDULE 4.3(a)          Audited Financial Statements
SCHEDULE 4.3(b)          Unaudited Interim Financial Statements
SCHEDULE 4.3(c)          Auditors' Letters
SCHEDULE 4.3(d)          Material Adverse Changes

                                      iv


SCHEDULE 4.3(e)          Liabilities
SCHEDULE 4.4             Tax Returns
SCHEDULE 4.5             Material Contracts
SCHEDULE 4.5(b)          Assumed Contracts
SCHEDULE 4.7(a)          Real and Personal Property
SCHEDULE 4.8             Intangible Property
SCHEDULE 4.9             Orders, Actions and Labor Matters
SCHEDULE 4.10            Labor Relations
SCHEDULE 4.11            Insurance
SCHEDULE 4.12            Permits and Licenses
SCHEDULE 4.13            Law Compliance
SCHEDULE 4.13(a)         Licenses Related to the Business
SCHEDULE 4.14(a)(i)      Employee Benefit Plans, and Collective Bargaining and
                         Employee Agreements
SCHEDULE 4.14(a)(vii)    Employees, Consultants and Agents Entitled to Severance,
                         Parachute or Other Payments or Benefits
SCHEDULE 4.15            Certain Interests
SCHEDULE 4.19            Customers and Suppliers
SCHEDULE 4.20            Environmental Compliance
SCHEDULE 5.6             Buyer's Stock
SCHEDULE 7.6             Liabilities and Obligations of Sellers
SCHEDULE 7.9             Real Property Owned by Sellers
SCHEDULE 8.2(e)          Assignment of Intellectual Property Rights
SCHEDULE 8.2(g)          Permitted Liens


                            EXHIBITS

Exhibit A                Percentage Interest in the Sellers
Exhibit B                Bill of Sale
Exhibit C                Assignment and Assumption of Lease
Exhibit D                Assignment and Assumption Agreement
Exhibit E                Form of Opinion of Counsel of the Sellers
Exhibit F                Non-Competition Agreement
Exhibit G                Opinion of Counsel of the Buyer
Exhibit H                Registration Rights
Exhibit I                Employment Agreement of William J. Cone
Exhibit J                Employment Agreement of Kerry Cone


                       ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement is entered into as of February 13, 1998, by and among SeraCare, Inc., a Delaware corporation ("Buyer"), Consolidated Technologies, Inc., a Texas corporation ("CTI") and Conco Associates, Inc., a Texas corporation ("Biotech") (collectively referred to herein as the "Sellers") (the Buyer and the Sellers are collectively referred to herein as the "Parties" or individually as the "Party").

                          B A C K G R O U N D

          A. The Sellers develop and manufacture intermediate biological materials, invitro diagnostic products and proficiency testing specimens; and

          B. Sellers desire to sell, and Buyer desires to purchase, such business and certain of the assets used therein on the terms and conditions set forth in this Agreement.

                            A G R E E M E N T

          In consideration of the mutual covenants and agreements as set forth herein and intending to be legally bound, the Parties agree as follows:

                                DEFINITIONS

          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this
Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

          all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

          pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

          "Acquisition" means the acquisition of the Purchased Assets by the Buyer as contemplated by this Agreement.

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreement" means this Agreement by and among the Buyer and the Sellers, as such may be amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

          "Approval" means any approval, authorization, assignment, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Associate" of a Person means:

          a corporation or organization (other than a Party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

          any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of the Sellers or any of their Affiliates.

          "Assumed Contracts" means the Leases and each Contract of the Sellers specifically identified on Schedule 4.5 as a Contract which will be assigned to and assumed by Buyer.

          "Assumed Liabilities" has the meaning specified in Section 2.2(b).

          "Auditors" means BDO Seidman LLP, independent public accountants to the Sellers.

          "Business" means the business of the Sellers, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, anticipated revenues and income, prospects, liabilities, personnel and management, but shall not include the Excluded Assets.

          "Buyer Shares" has the meaning set forth in Section 2.3.

          "Buyer's Common Stock" means the common stock, par value $.001 per share, of SeraCare, Inc.

          "Closing" means the consummation of the purchase and sale of the Purchased Assets under this Agreement.

          "Closing Date" means the date of the Closing.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended.

          "Confidential Information" means all information and material which is proprietary to a party, whether or not marked as "confidential" or "proprietary," which is disclosed to the other and relates to the party's past, present or future business activities, including, without limitation, all of the following: data, documentation, diagrams, flow charts, research, development, processes, procedures, Know How, new product information, marketing techniques and materials, marketing timetables, strategies and development plans, including trade names, trademarks, client supplier or personnel names and other information related to clients, suppliers or personnel, pricing policies, projections and other financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets or non-public business information. Confidential Information shall not include information which
(i) is currently in the public domain or subsequently comes into the public domain through no fault of the receiving party and not in breach of this Agreement; (ii) was already known to the receiving party on the date of disclosure through a proper and lawful source, provided that such prior knowledge can be substantiated and proved by documentation; or (iii) properly and lawfully becomes available to the receiving party from sources independent of the party.

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, Leases, license or understanding, whether or not in writing.

          "Customer Deposits" means all deposits paid to the Sellers in connection with the Business on account of merchandise purchased by customers and not delivered by the Sellers prior to the Closing Date and all amounts received by the Sellers in payment for services (or portions thereof) to be rendered in connection with the Business on or after the Closing Date.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law and except for any encumbrance securing payment or performance of any Assumed Liability.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "Exchange Act" means the U.S Securities Exchange Act of 1934, as amended.

          "Excluded Assets" means the assets identified in Section 2.1(b).

          "Excluded Liabilities" has the meaning specified in Section 2.2(a).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement

          "Indemnified Party" means the Party entitled to indemnity under this Agreement.

          "Indemnifying Party" means the Party obligated to provide indemnification under this Agreement.

          "Intangible Property" means any patents, patent applications (pending or otherwise), industrial and intellectual property rights, copyrights, unpublished works, inventions, Trade Secrets, Know How, research and development findings, computer firmware and software (existing in any form), marketing rights, contractual rights, licenses and all related agreements and documentation, and all Marks.

          "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, computer programs and other computer software, inventories, Know How, Trade Secrets, proprietary processes and formulae.

          "Inventory" has the meaning specified in Section 2.1(a).

          "IRS" means the U.S. Internal Revenue Service or any successor entity.

          "Know How" means any information, including, but not limited to, invention records, research and development records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, or other information possessed by the Sellers, whether or not considered proprietary or a Trade Secret.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "Leases" mean (a) that certain lease agreement dated July 10, 1989 by and between Biotech and Teachers Realty Corporation , as amended and as assigned to CTI pursuant to that certain Assignment of Lease and Assumption Agreement dated March 6, 1990, and (b) that certain Real Estate Lease dated January 1, 1994, between Robert O. Cone and William J. Cone as landlord and CTI as Tenant relating to the premises located at 4531 Alternate 90, Seguin, Texas 78155, in each case relating to the real property leasehold interests used by the Sellers in connection with the operation of the Business, together with all amendments, modifications, alterations and other changes thereto.

          "License" means all licenses, permits, consents, authorizations, registrations and approvals related to the Business, with or from Governmental Entities which have jurisdiction over it, including all export licenses, Food and Drug Administration ("FDA") certificates and licenses, Clinical Laboratory Improvement Amendments ("CLIA") licenses or approvals and occupancy, fire, business and other permits from local officials.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, actual or threatened, and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person; provided, however, "Loss" shall not include any amount that is received by such specified person under a valid and collectible insurance policy.

          "Mark" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing.

          "Material Contract" means any Contract meeting the criteria set forth in Section 4.5 hereof.

          "Non-Competition Period" has the meaning set forth in Exhibit F.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity, including, but not limited to, the OSHA and the FDA.

          "Permit" means any license, permit, franchise, certificate of authority, authorization, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Prepaid Expenses" mean all advance payments, security deposits, rent deposits and utility deposits paid by the Sellers to third parties in connection with the Purchased Assets that remain outstanding as credit balances in favor of the Sellers on the Closing Date.

          "Products" means products, technology and services, sold, licensed, or otherwise exploited by either of the Sellers in connection with their Business as described in Schedule 1.1.

          "Purchase Price" has the meaning set forth in Section 2.3.

          "Purchased Assets" has the meaning set forth in Section 2.1.

          "Real Property" means all Purchased Assets consisting of real property, appurtenances thereto, rights in connection therewith, and any interest therein, including without limitation leasehold estates.

          "Securities Act" means the U.S. Securities Act of 1933, as amended.

          "Tax" means any foreign, federal, state, county or local income, sales and use, ad valorem, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Sellers.

          "Trade Secrets" mean formulas, patterns, devices or compilations of information used in connection with or relating to the Business and which gives an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, formulas for chemical compounds, processes of manufacturing, treating or preserving materials, patterns for machines or any forms, plans, drawings, specifications, customer lists, marketing and competition analysis and project management, inventory and cost control systems and techniques.

               PURCHASE OF ASSETS/DISCHARGE OF LIABILITIES/CLOSING

                          PURCHASE AND SALE OF ASSETS.


                 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all of the assets, properties, rights, privileges, claims and rights of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, owned by the Sellers or used in connection with the Business (the "Purchased Assets"), except the assets specifically identified in Section 2.1(b) (the "Excluded Assets"). The Purchased Assets include, but are not limited to, the following assets, except as changed by assets acquired or disposed of in the ordinary course of the Business after the date hereof through the Closing Date:

                    All Real Property owned by or any leasehold interest in Real Property held by either of the Sellers, except to the extent rejected by Buyer pursuant to Section 7.9 hereof;

                    All fixtures and improvements attached to the Real Property owned by Sellers or to any Real Property in which each Seller has a leasehold interest;

                    All machinery, apparatus, office equipment, furniture and fixtures, warehouse equipment, medical equipment, supplies, owned and leased vehicles, and all other equipment of every type owned or leased by the Sellers and used in connection with the Business;

                    All inventory of usable goods, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale or used in connection with the Business as of the date hereof (the "Inventory"), together with any additions thereto and subject to any reductions therefrom received or incurred by Sellers operating the Business in the ordinary course after the date hereof through the Closing Date;

                    All of the Sellers' rights and interests arising under or in connection with any Contracts to which either of the Sellers is a party and which relate to the Business, or under any other documents relating to the Business;

                    Information services systems and computer hardware and equipment;

                    Sales data, including all sales representative account books, logs and other documents reflecting sales strategies and appointments, customer lists, information relating to customers, suppliers' names, mailing lists, advertising matter and all rights thereto relating to the Business;

                    All of Sellers' right, title and interest in and to all livestock used in the operation of the Business;

                    All of Sellers' Intangible Property, and corporate and trade names and Marks, including all of Sellers' rights in their respective corporate names and Marks in any location in the United States or in any foreign country;

                    All of Sellers' books and records relating to the Business (except as excluded pursuant to Section 2.1(b));

                    Transferable Permits;

                    All Customer Deposits (if any) and all Prepaid Expenses;
     and

                    All goodwill associated with the foregoing.

                 EXCLUDED ASSETS. The assets that constitute Excluded Assets shall include only:

                    Cash, bank deposits and other cash equivalents of the Sellers as of the Closing Date;

                    The consideration delivered to Sellers pursuant to this Agreement;

                    Sellers' articles of incorporation, nontransferable franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of either of the Sellers, and all income tax records and nontransferable Permits;

                    Sellers' books of account, provided, however, that copies of such books of account shall be provided to Buyer at or promptly following the Closing;

                    Any shares of the capital stock of Sellers held as treasury shares;

                    All of Sellers' accounts receivable;

                    Any assets of Sellers' employee benefit plans; and

                    The assets specifically described on Schedule 2.1(a).

                 ASSUMPTION OF CERTAIN LIABILITIES.


          (a) LIABILITIES NOT ASSUMED. Except for the liabilities and obligations specifically assumed pursuant to and identified in Section 2.2(b) below, Buyer shall NOT assume, shall NOT take subject to and shall NOT be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Sellers or any Affiliate of Sellers, the ("Excluded Liabilities") including, but not limited to, the following:

                    Any liabilities or obligations incurred arising from or out of or in connection with Sellers' operations, the condition of their assets or places of business, their ownership of the Purchased Assets, or the issuance, sale, repayment or repurchase of any of their securities.

                    Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Sellers whether before or after the Closing Date that arise out of events occurring prior to the Closing Date.

                    Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of any alleged or actual defect in any Products or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any Products sold or manufactured by Sellers prior to the Closing Date.

                    Any liabilities or obligations (whether assessed or unassessed) of Sellers for any Taxes, including any Taxes arising by reason of the transactions contemplated herein, as of, or for any period ending on or prior to, the Closing Date.

                    All fees and expenses of Sellers in connection with the transactions contemplated herein.

                    Any obligations or liabilities of Sellers relating to the Excluded Assets.

                    Any liabilities or obligations of Sellers to former or current stockholders, officers, directors, employees or Affiliates of Sellers, including without limitation any liabilities or obligations of Sellers in connection with any employee benefit plans or collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits.

                 Any liabilities or obligations of Sellers incurred, arising from or out of or in connection with this Agreement or the events or negotiations leading up to this Agreement.

          (b) ASSUMED LIABILITIES. Notwithstanding Section 2.2(a), on the Closing Date Buyer shall assume the liabilities or obligations specifically identified on Schedule 2.2(b) attached hereto and incorporated herein by this reference (the "Assumed Liabilities").

                 PURCHASE PRICE AND ALLOCATION.


                 PAYMENT OF PURCHASE PRICE. Subject to adjustment as provided in this Section, the aggregate consideration to be paid by Buyer to the Sellers pursuant to this Agreement (the "Purchase Price") shall consist of and be paid as follows:

                        Effective as of the Closing Date, Buyer shall assume the Assumed Liabilities.

                    On the Closing Date, Buyer shall pay to CTI the sum of $4.6 million and to Biotech the sum of $1 million (collectively, the "Closing Cash Payments") by wire transfer of immediately available funds to such accounts as may be designated by the respective Sellers prior to the Closing.

                    On the Closing Date, Buyer shall issue 436,364 shares of Buyer's Common Stock (the "Buyer Shares"), registered in the name of CTI; PROVIDED, HOWEVER, that:

                        (A) Buyer shall retain the certificate evidencing 390,910 of the Buyer Shares and (subject to any right of offset in favor of Buyer hereunder) shall promptly deliver such certificate and such Buyer Shares to CTI upon receipt of evidence reasonably satisfactory to Buyer that Sellers have satisfied and discharged certain of its liabilities and obligations in accordance with Section
          7.6 of this Agreement;

                        (B) Buyer shall retain the certificate evidencing 45,454 of the Buyer Shares and (subject to any right of offset in favor of Buyer hereunder) shall deliver such certificate and such Buyer Shares to CTI on the date which is 180 days after the Closing Date; and

                        (C) Buyer shall have a right of offset against the Buyer Shares as provided in Section 2.4 of this Agreement.

                 ALLOCATION OF PURCHASE PRICE. The Purchase Price (consisting of the Assumed Liabilities, the Closing Cash Payments and the Buyer Shares) shall be allocated among the Purchased Assets and the Non-Competition Agreement as determined in good faith by the Parties and their respective accountants within 60 days following the Closing. Buyer and each of the Sellers agree to file all federal, state, local and foreign Tax returns in accordance with the allocation as so determined. Each of the Parties agrees to complete within 60 days of the Closing Date IRS Form 8594 (Asset Acquisition Statement) as required by Section 1060 of the Code, and further agree not to make any change or file any amendment or supplement thereto unless it has given at least 15 days advance written notice to the other Party (together with an explanation and copy of the proposed amendment or supplement).

                 CLOSING INVENTORY ADJUSTMENT.

                    Sellers hereby represent and warrant that the aggregate net book value of the Inventory delivered to Buyer on the Closing Date (the "Closing Inventory") will not be less than $750,000. Within 45 days following the Closing Date, Buyer shall conduct a physical inspection, count and valuation of the Closing Inventory and Buyer shall permit a representative of Sellers to monitor such process. Such inspection, count and valuation of the Closing Inventory (the "Closing Inventory Audit") shall be conducted by Buyer in good faith and in accordance with GAAP. Promptly following completion of the Closing Inventory Audit, Buyer shall notify Sellers in writing of Buyer's calculation of the net book value of the Closing Inventory. Sellers shall have 15 days from the receipt of Buyer's written notice to review the results of the Closing Inventory Audit and to notify Buyer if Sellers intend to dispute Buyer's determination, and Sellers' failure to respond to Buyer within such period shall be deemed acceptance of Buyer's determination. If the Parties do not agree on the Closing Inventory value, such dispute may be submitted for final determination by the Auditors; provided, however, that at any Party's election, the Closing Inventory Value shall be determined by arbitration pursuant to Article XI hereof.

                    The net book value of the Closing Inventory, as determined pursuant to clause (i) above, is referred to herein as the "Closing Inventory Value." Promptly upon final determination of the Closing Inventory Value, the Sellers shall pay to Buyer in cash the amount (if any) by which the Closing Inventory value is less than

     $750,000 or, at Sellers' option, shall notify Buyer in writing to offset such amount against the Buyer shares held by Buyer pursuant to Section 2.3(a)(iii).

                      RIGHT TO OFFSET AGAINST BUYER SHARES.


          In addition to any other available remedies, Buyer may set-off against delivery of the Buyer Shares any amounts which may become due from Sellers to Buyer pursuant to either of Section 2.3(c)(ii) or Section 10.1 of this Agreement and which remain unpaid for a period of five (5) or more calendar days following delivery by Buyer to Sellers of a written demand for payment. If at any time Buyer exercises its rights pursuant to this Section 2.4, the number and value of Buyer Shares to be delivered to CTI under
Section 2.3 of this Agreement shall be reduced by the amount of the Sellers' obligation that Buyer has elected to set-off. For purposes of this provision, the Buyer Shares shall have a value equal to the average closing bid price reported by NASDAQ (or any other exchange or automated quotation system on which Buyer's Common Stock is traded or quoted) for the last 10 trading days immediately preceding the date of final determination of the amount owed.

                                   CLOSING

                 CLOSING MATTERS.


                 CLOSING. The Closing will take place effective as of 11:59 p.m., California time, on February 13, 1998 (the "Closing Date"), following the fulfillment or waiver of all conditions precedent to the Closing and shall be held at the offices of O'Melveny & Myers LLP in Newport Beach, California.
Such Closing Date may be changed by agreement among the Parties.

                 SIMULTANEOUS DELIVERY. All acts with respect to the Closing shall be considered as having taken place simultaneously, and no delivery or payment shall be considered as having been made until all deliveries, payments and Closing transactions have been accomplished.

                 NO EQUITABLE CONVERSION. Before the Closing, neither the execution of this Agreement nor the performance of any provision contained herein shall cause Buyer to become liable for (i) the operations of the Sellers or the Business of the Sellers; (ii) the condition of the Sellers' assets; (iii) the cost of any labor or materials furnished to any such property; (iv) compliance with any laws, requirements, or regulations of, or Taxes, or assessments or other charges now or hereafter due to, any Governmental Entity; or (v) for any other Encumbrances or expenses whatsoever pertaining to the conduct of the Sellers' Business or the ownership, title, possession, use or occupancy of the property of the Sellers.

                 ITEMS TO BE DELIVERED AT THE CLOSING BY SELLERS.


          At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance satisfactory to Buyer and Buyer's counsel, against delivery of the items specified in Section 3.3:

                    A Percentage Interest in the Sellers in the form of Exhibit A;


                    A Bill of Sale in the form of Exhibit B;


                    Assignment and Assumption of the Leases in the form of Exhibit C (and related estoppel certificates from lessors) with respect to each facility covered by the Leases, together with any necessary consents of the lessors;


                    Assignment and Assumption Agreement in the form of Exhibit D;


                    Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located sufficient to transfer each personal property interest owned by Sellers and used in the Business and not otherwise transferred by the Bill of Sale referred to in clause (b) above;


                    The employment agreement referred to in Section 8.1(b) executed by William J. Cone ("WJC");


                    The employment agreement referred to in Section 8.1(c) executed by Kerry Cone ("KC");

                    The closing certificates referred to in Section 8.2(a);


                    The opinion of counsel of Sellers referred to in Section 8.2(c) in the form of Exhibit E and the certificates, consents and other documents referred to herein as then deliverable by Sellers;


                    Any Approvals and Permits required to be obtained before consummation of the Acquisition referred to in Sections 6.5 and 8.2(d);


                    The assignments of Intellectual Property Rights referred to in Section 8.2(h) executed by the Sellers;


                    A Non-Competition Agreement in substantially the form of Exhibit F, duly executed by William J. Cone;


                    A current list of the locations of all items included in the Purchased Assets held by other persons, if any;


                    The keys to all vehicles and all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any of the Purchased Assets) shall be surrendered on request to Buyer's representatives at the facilities where such assets are located;


                    Evidence of the receipt of the consent to the assignment of any Assumed Contract specified by Buyer prior to the Closing; and


                    Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Sellers' right, title and interest in and to the Purchased Assets.


Sellers shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

                 ITEMS TO BE DELIVERED AT THE CLOSING BY BUYER.


          At the Closing, Buyer shall deliver or cause to be delivered to Sellers as provided in Section 2.3 (i) the Closing Cash Payment, (ii) the Assignment and Assumption Agreement in the form of Exhibit D, (iii) the opinion of counsel to Buyer in the form of Exhibit G, (iv) the employment agreements with each of William J. Cone and Kerry Cone, executed by the Buyer, and (v) the certificates, consents and other documents referred to herein as then deliverable to Sellers against delivery of the items specified in Section 3.2.

                             RESALE OF INVENTORY.


          Buyer is purchasing certain of the Inventory for resale and shall deliver to Sellers on the Closing Date a certificate certifying that the Inventory is being purchased for resale to the extent stated therein.

                           THIRD PARTY APPROVALS.


          To the extent that Sellers' rights under any Contracts, authorizations, Permits, equipment leases or other of the Purchased Assets to be assigned to Buyer hereunder may not be assigned without the Approval of another Person, which Approval has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required Approval(s) as promptly as possible after Closing. If any such Approvals are not obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and by the terms of any documents affecting the Purchased Asset, at Sellers' expense, shall act for six months after the Closing as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and by the terms of any document affecting the Purchased Assets, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

                       REPRESENTATIONS AND WARRANTIES
                          CONCERNING THE SELLERS

          The Sellers, jointly and severally, hereby represent and warrant to Buyer that:

                 ORGANIZATION, GOOD STANDING AND RELATED MATTERS.

          Each of the Sellers is a duly organized corporation, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization. Each of the Sellers has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Schedule 4.1 correctly sets forth the jurisdictions in which each of the Sellers is organized and each jurisdiction in which the Sellers are qualified or licensed to do business as a foreign Person. The Sellers have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by either of the Sellers or the nature of the business conducted by either of the Sellers requires licensing or qualification, except where any such failure would not have a material adverse effect on their respective businesses, assets or financial condition. Except as set forth on Schedule 4.1, neither of the Sellers has any subsidiaries or holds any direct or indirect equity interest in any other Person. Schedule 4.1 lists all names under which either of the Sellers has conducted business during the last five years.

                 AUTHORIZATION; NO CONFLICTS.


          The execution, delivery and performance of this Agreement and any related agreements by the Sellers has been duly and validly authorized by the Boards of Directors of the Sellers and by all other necessary corporate action on the part of the Sellers. This Agreement and each of the related agreements constitutes the legally valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Except as disclosed on
Schedule 4.2, the execution, delivery and performance of this Agreement by the Sellers and the execution, delivery and performance of any related agreements or contemplated transactions by the Sellers will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or bylaws of the Sellers or any Material Contract of the Sellers, result in the imposition of any Encumbrance against any asset or properties of the Sellers or any of the Purchased Assets, or violate any Law. Schedule 4.2 lists all Permits and Approvals required to be obtained by each of the Sellers to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 4.2 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by the Sellers and the performance of this Agreement and any related or contemplated transactions by the Sellers will not require filing or regis tration with, or the issuance of any Permit by, any other third party or Governmental Entity.

                 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                 AUDITED FINANCIAL STATEMENTS. Attached as Schedule 4.3(a) hereto are true and complete copies of the audited combined balance sheets for each of the Sellers as of December 31, 1995 and 1996 and the related combined statements of operations, changes in shareholders' deficit and cash flows for the twelve month periods then ended (collectively, the "Audited Financial Statements" and, together with the Unaudited Financial Statements, the "Financial Statements"). All such Audited Financial Statements have been examined and audited by the Auditors whose reports thereon are included with such Audited Financial Statements. All such Audited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). Such statements of operations and cash flow present fairly the results of operations and cash flows of each of the Sellers for the periods covered, and the balance sheets present fairly the financial condition of each Seller as of their respective dates.

                 UNAUDITED INTERIM FINANCIAL STATEMENTS.  Attached as
Schedule 4.3(b) hereto are true and correct copies of the consolidated and consolidating balance sheets for each of the Sellers for the twelve-month period ended December 31, 1997, and the related combined statements of operations and cash flows and changes in shareholder's equity for the period then ended (the "Unaudited Financial Statements"). The Unaudited Financial Statements have been certified by the respective chief financial officers of the Sellers. The Unaudited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). The statements of operations and cash flows present fairly the results of operations and cash flows of the Sellers for the period covered, and the balance sheets present fairly the financial condition of each Seller as of December 31, 1997. All such Unaudited Financial Statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include, but are not limited to, estimated provisions for year-end adjustments) necessary for a fair presentation. At the dates of such balance sheets, neither of the Sellers had any material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but was not.

                 AUDITORS' LETTERS. The Sellers have delivered to Buyer copies of each management letter or other letter delivered to Sellers by the Auditors in connection with the Financial Statements delivered to the Buyer or relating to any review by the Auditors of the internal controls of the Sellers during the two years ended December 31, 1995 and 1996, or thereafter, and have made available for inspection by Buyer all reports and working papers produced or developed by the Auditors or management in connection with their audit, examination or review of such financial statements, as well as all such reports and working papers for prior periods for which any tax liability of the Sellers have not been finally determined or barred by applicable statutes of limitation. Since January 1, 1995, there have been no changes in any of the significant accounting policies, practices or procedures of either Seller.

                 NO MATERIAL ADVERSE CHANGES.  Except as disclosed on
Schedule 4.3(d), with respect to the Sellers, since December 31, 1997, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                    any change in or event affecting the Sellers, the Business or the Purchased Assets that has had or may reasonably be expected to have a material adverse effect on the Sellers, the Business, or the Purchased Assets,

                    any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 6.3 had it existed, occurred or arisen after the date of this Agreement,

                    any strike or other labor dispute,

                    any casualty, loss, damage or destruction (whether or not covered by insurance) of any Purchased Assets of the Sellers that has in volved or may involve a loss to the Sellers of more than $5,000, or any sale, lease or other disposition of any of the Purchased Assets for a price in excess of $5,000, except in the ordinary course of business.

                 NO OTHER LIABILITIES OR CONTINGENCIES. Neither of the Sellers has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the Financial Statements, or (ii) were incurred after December 31, 1997 in the ordinary course of business or in the aggregate do not exceed $5,000, or
(iii) liabilities under the executory portion of any written purchase order, sales order, lease, agreement or commitment of any kind by which the Sellers are bound and which was entered into in the ordinary course of Sellers' business and consistent with past practice, or (iv) are liabilities incurred or contemplated to be incurred by Sellers pursuant to this Agreement.

                 TAX AND OTHER RETURNS AND REPORTS.

          Except as set forth on Schedule 4.4, each Seller has timely filed or will file all required Tax Returns and has paid all Taxes due for all periods ending on or before the Closing Date. Adequate provision has been made in the books and records of each Seller, and in the Financial Statements referred to in Section 4.3 above, for all Taxes whether or not due and payable and whether or not disputed. Schedule 4.4 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of each Seller. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Except as set forth in the Schedule 4.4, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of either Seller. Except as set forth on Schedule 4.4, no Governmental Entity has proposed, asserted or assessed or threatened in writing to propose or assert, any deficiency, assessment or claim for Taxes and, to Sellers' knowledge, there would be no basis for any such deficiency, assessment or claim.

                 MATERIAL CONTRACTS.

                 Schedule 4.5 lists each Material Contract to which either Seller is a party or to which either Seller and any of its respective properties are subject or by which any thereof is bound. Unless otherwise so noted on Schedule 4.5, each such Material Contract was entered into in the ordinary course of business. For purposes of this Agreement, each Contract that (a) after December 31, 1997 obligates either of the Sellers to pay an amount of $5,000 or more, (b) has an unexpired term as of December 31, 1997 in excess of one year, (c) represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business or to the financial condition or results of operations of the Sellers, (d) provides for an extension of credit other than consistent with normal credit terms,
(e) limits or restricts the ability of the Sellers to compete or otherwise to conduct their Business in any manner or place, (f) provides for a guaranty or indemnity by the Sellers, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal with respect to any of the Purchased Assets, (i) contains a right or obligation of any Affiliate, officer or director or any Associate, of the Sellers to the Sellers, (j) was not made in the ordinary course of business, shall be deemed to be a Material Contract and has been identified on such
Schedule 4.5. True copies of the agreements appearing on Schedule 4.5, including all amendments and supplements, have been delivered to Buyer. Each Material Contract is valid and subsisting; each Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Sellers or, to Seller's knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Except as otherwise disclosed on
Schedule 4.5, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Sellers under any of the Material Contracts so listed.

                 The Assumed Contracts are those Material Contracts of Sellers which are to be assigned to and assumed by Buyer effective as of the Closing, all as expressly indicated on Schedule 4.5.

               INTENTIONALLY OMITTED.


               REAL AND PERSONAL PROPERTY; TITLE TO AND CONDITION OF PURCHASED ASSETS; LEASES.


               Schedule 4.7(a) lists all property (whether real or personal), except for Intangible Property of the Sellers, which is owned or leased by either of the Sellers and which is used in or otherwise material to the operation of the Business as presently conducted by Sellers. Sellers have good and marketable title to each of the Purchased Assets, free and clear of any Encumbrances except for Encumbrances consisting of liens for Taxes not yet due or matters otherwise described in Schedule 4.7(a), and at the Closing, will deliver the Purchased Assets (other than the Real Property which is the subject of Section 7.9 hereof) to the Buyer, free and clear of any such Encumbrances. The Purchased Assets constitute the principal assets necessary for the operation of the Business in the manner presently conducted by Sellers. Except as disclosed on Schedule 4.7(a), all of the Purchased Assets are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. Each Seller has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement.

               The Real Property listed on Schedule 4.7(a) consists of all of the real property and real property leasehold interests used by Sellers in the conduct of the Business. With respect to the Leases:

                    The Leases are valid, binding and enforceable, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally;

               Each of the Leases (copies of which have been delivered to Buyer) constitutes the entire agreement to which the Sellers are a party with respect to the subject properties which are demised pursuant thereto;

               To Sellers' knowledge, all conditions precedent to the enforceability of the Leases have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of either the Sellers or the lessors thereunder;

               To Sellers' knowledge, all space and improvements leased by the Sellers have, in all material respects, been fully and satisfactorily completed and furnished in accordance with the provisions of the Leases;

               To Sellers' knowledge, the Sellers have received no notice of noncompliance with any restriction encumbering any leased property, nor have the Sellers received written notice of any zoning violations affecting any leased property; and

               There is no pending or, to Sellers' knowledge, threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by the Sellers or, after the Closing, by Buyer.

               INTANGIBLE PROPERTY.


               Schedule 4.8, lists all of the Intangible Property in which either of the Sellers has an interest and which is material to the Business. Such assets include all Permits or other rights with respect to any of the foregoing. Except as described in Schedule 4.8, each Seller has complete rights to and ownership of all Intangible Property required for use in connection with the Business, the absence of which would have a material adverse effect on the Business. Except as described in Schedule 4.8, neither Seller uses any Intangible Property by consent of any other Person, and neither Seller is required to or makes any payments to others with respect thereto, and such Intangible Property is fully assignable free and clear of any Encumbrances. Each Seller has in all material respects performed all obligations required to be performed by it, and is not in default in any material respect under any Material Contract relating to any of the foregoing. Neither of the Sellers has received any written notice to the effect that (or is otherwise aware that) the Intangible Property or their use of the Intangible Property conflicts with any rights of any Person.

               Except as described in Schedule 4.8:

                    each Seller owns, has the exclusive right to use, sell, license or dispose of, and has the right to bring actions for the infringement of its respective interest in the Products as in existence on the date hereof;

                    each Seller owns, has the exclusive right to use, sell, license or dispose of, and has the right to bring actions for the infringement of, its respective interest in all Intangible Property which is material to the conduct of the Business as presently conducted;

                    the execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby will not breach, violate or conflict with any Intangible Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of, or in any way impair the right of either Seller to use, sell, license or dispose of or to bring any action for the infringement of, any Intangible Property or the Products, or portion thereof, except in each case as would not have a material adverse effect on the Purchased Assets or the Business;

                    there are no royalties, honoraria, fees or other payments payable by either Seller to any Person by reason of the ownership, use, license, sale or disposition of the Intangible Property or the Products;

                    the manufacture, marketing, license, sale or use of any product presently licensed or sold by each Seller, including the Products, will not violate any license or agreement with any third party or infringe any Intellectual Property Right of any other party;

                    there is no pending or, to Sellers' knowledge, threatened Action, contesting the validity, ownership or right to use, sell, license or dispose of any of the Products, nor to Sellers' knowledge is there any basis for any such Action, nor has either Seller received any notice asserting that any of the Products or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor to Sellers' knowledge is there any basis for any such assertion;

                    each Seller has taken all steps reasonably necessary to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all such Intangible Property and rights; and

                    employees and Affiliates of the Sellers, and each of their Associates, if applicable, have taken all actions necessary to irrevocably assign or otherwise transfer to the Sellers all of their respective right, title and interest in and to any Intangible Property owned by them which are material for the conduct of the Business as presently conducted.

                    LEGAL PROCEEDINGS.


          There is no Order or Action pending or, to Sellers' knowledge, threatened against the Sellers, or any of the Purchased Assets, that individually or when aggregated with one or more other Orders or Actions have or might reasonably be expected to have a material adverse effect on the Sellers, the Business or Purchased Assets, or on the Sellers' ability to perform this Agreement. Schedule 4.9 lists each Order, Action and Labor Matter that involves a claim or potential claim of aggregate liability in excess of $5,000 against, or that enjoins or compels or seeks to enjoin or to compel any activity by either Seller.

                    LABOR RELATIONS.


          With respect to each Seller and its employees, independent sales representatives, consultants, agents, officers and directors, (i) to the extent required, the Sellers have paid and performed all material obligations with respect to their respective employees, independent sales representatives, consultants, agents, officers and directors, including without limitation all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation reimbursed to such persons; (ii) the Sellers are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (iii) there is no pending, or to the Sellers' knowledge, threatened, charge, complaint, allegation, application or other process against the Sellers or before the National Labor Relations Board or any comparable state, local or foreign agency, governmental or administrative; (iv) there is no labor strike, dispute, slowdown or work stoppage or other job action pending, or to the Sellers' knowledge, threatened against or otherwise affecting or involving the Sellers; and (v) no employees of the Sellers are covered by any collective bargaining agreements and to the best knowledge of the Sellers, no effort is being made by any union to organize any of the Sellers' employees.

                    INSURANCE.


          The Sellers are, and at all times during the past five years have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by the Sellers are in full force and effect.
Schedule 4.11 lists all insurance policies and bonds that are material to the Business and as in effect as of the Closing Date. Neither of the Sellers is in default under any such policy or bond. All insurance policies maintained by the Sellers will remain in full force and effect through the Closing Date, and neither of the Sellers has received written notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies. The Sellers have complied with and implemented all outstanding (i) requirements and recommendations of any insurance company that has issued a policy with respect to any of the Purchased Assets or Business and (ii) to Seller's knowledge, requirements and recommendations of any Governmental Entity with respect to any such insurance policy.

                    PERMITS AND LICENSES.


          Schedule 4.12 lists all Permits and Licenses that are required by any Governmental Entity and that are material to the conduct of the Business as now conducted or the ownership and operation of the Purchased Assets. All such Permits and Licenses are valid and in full force and effect and, except as disclosed in Schedule 4.12, will remain so upon consummation of the transactions contemplated by this Agreement. To Sellers' knowledge, no suspension, cancellation or termination of any such Permit or License is threatened or imminent.

                    COMPLIANCE WITH LAW.


                    The conduct of the Business by Sellers has not violated, and as presently conducted does not violate, in any material respect, any federal, state, local or foreign laws, including, but not limited to, CLIA rules, regulations or ordinances, or Order, or any industry standards, nor has either Seller received any notice of any such violation which remains outstanding except those listed on Schedule 4.13.

                    The Sellers have adhered to standard operating procedures accepted by the FDA (copies of which standard operating procedures have previously been delivered to the Buyer) and have tested and/or secured appropriate testing of all blood and plasma products necessary for the conduct of the Business according to standard industry practice. Schedule 4.13(a) sets forth a true, correct and complete list of all recall letters and warning letters from the FDA received by the Sellers or relating to the Business during the last 5 years and, with respect to each such letter, (i) the date of recall or warning, (ii) the date each recall or warning first appeared in FDA Enforcement Reports, (iii) an accurate description of the facility involving the recall or warning, (iv) the number of units involved,
(v) the distribution of each of the recalled units by state and/or country,
(vi) the reason given by the FDA for each recall or warning, and (vii) any continuing obligations arising from such recall or warning.

                    EMPLOYEE BENEFITS.


                    EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

                         Schedule 4.14(a)(i) lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which each Seller is or within the last three years has been a party or by which it is or within the last three years has been bound, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including, but not limited to, benefits relating to Sellers' automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                    The Sellers have delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

                    To Sellers' knowledge, there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

                    The Sellers are in substantial compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. The Sellers have performed all of their obligations under all such plans, agreements and arrangements. There are no Actions (other than routine claims for benefits) pending or, to Sellers' knowledge, threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and all such plans, agreements and arrangements have been operated in compliance with their terms. To Sellers' knowledge, no facts exist which could give rise to any such Actions.

                         Except as set forth on Schedule 4.14(a)(i), no employee, consultant or agent of either Seller is entitled to any severance, parachute or other form of payment or benefit from the Sellers or their respective successors or assigns arising or becoming due as a result of the consummation of the Acquisition.

                    QUALIFIED PLANS. No plan listed in Schedule 4.14(a)(i) is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code.

                    TITLE IV PLANS. No plan listed in Schedule 4.14(a)(i) is a plan subject to Title IV of ERISA.

                    MULTIEMPLOYER PLANS. No plan listed in Schedule 4.14(a)(i) is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither of the Sellers has ever contributed to or had any obligation to contribute to any multiemployer plan.

                    HEALTH PLANS. All group health plans of the Sellers have been operated in compliance with the group health plan continuation coverage requirements of the Code to the extent such requirements are applicable.

                    FINES AND PENALTIES. There has been no act or omission by the Sellers that has given rise to or, to Sellers' knowledge, may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (k) or
Section 4071 of ERISA or Chapter 43 of the Code.

                 CERTAIN INTERESTS.

          Except as disclosed on Schedule 4.15, no Affiliate of the Sellers, nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any of the Purchased Assets or in any other property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to the Sellers; and neither of the Sellers is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as disclosed on Schedule 4.15, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Sellers or the successor or assign of the Sellers to any Person.

                 NO BROKERS OR FINDERS.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Sellers or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

                 ACCURACY OF INFORMATION.

          None of the information supplied or to be supplied by or on behalf of the Sellers (a) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) to Buyer, its agents or representatives in connection with these transactions, this Agreement or the negotiations leading up to this Agreement, did contain, or at the respective times such information is or was delivered, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed to Buyer in the information identified in this Agreement and on the Schedules, there is no fact or information known to the Sellers that has or is likely to have a material adverse effect on the Business or the Purchased Assets. If any of such information at any time subsequent to delivery and prior to Closing becomes untrue or misleading, in any material respect, the Sellers will promptly notify Buyer in writing of such fact and the reason for such change.

                 INVENTORIES.

          Sellers have maintained their respective Inventories in the ordinary course of business consistent with standards and practices generally accepted and used within the industry. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the most recent balance sheet included in the Financial Statements or, with respect to Inventories purchased since such balance sheet date, on the books and records of the Sellers, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of the Sellers (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP consistently applied.

                 CUSTOMERS AND SUPPLIERS.

          Schedule 4.19 lists the names of and describes all Contracts with, and the appropriate percentage of Business attributable to, the ten largest customers of the Business at the date of this Agreement, and any sole-source suppliers of material goods or services (not including electricity, gas, telephone or water) to the Sellers with respect to which alternative sources of supply are not readily available on comparable terms and conditions. To Sellers' knowledge, except as set forth in Schedule 4.19, there have been no adverse changes in the relationships between the Sellers and any significant customers of the Business since December 31, 1997.

                 ENVIRONMENTAL COMPLIANCE.

          Except as set forth in Schedule 4.20, (a) neither of the Sellers has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws; (b) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of the Sellers or the use of any property or facility of the Sellers or, to Sellers' knowledge, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity; (c) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of the Sellers or any facility or improvement used in the operation of the Business; and (d) any Hazardous Substance handled or dealt with in any way in connection with the Business of the Sellers, whether before or during the Sellers' ownership, has been and is being handled or dealt with in all material respects in compliance with applicable Laws.

                 INVESTMENT INTENT.

          CTI is acquiring the Buyer Shares for investment purposes only, for its own account and not as a nominee or agent for any other person, and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. CTI was not organized for the specific purpose of acquiring the Buyer Shares.

                 BUSINESS RELATIONSHIP.

          CTI is or, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Buyer or any affiliate or selling agent of the Buyer directly or indirectly, could be reasonably assumed to have the capacity to protect its own interests in connection with the Buyer Shares and to evaluate the merits and risks of its investment therein. CTI is generally familiar with the business and affairs of Buyer and has discussed with Buyer Buyer's plans, operations and financial condition.

                 DISCLOSURE/LEGEND.

          Buyer has disclosed to the Sellers that:

                 the sale of the Buyer Shares has not been registered under the Securities Act, or qualified under the securities laws of any state, and the Buyer Shares must be held indefinitely unless a sale or transfer of the Buyer Shares is subsequently registered under the Securities Act and qualified under applicable state securities laws or exemptions therefrom are available; and

                 any certificate representing the Buyer Shares will bear the following restrictive transfer legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL

          IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH."

                 RULE 144.

          CTI understands that in addition to the restrictions described above:
(a) the shares which constitute the Buyer Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act; (b) the exemption from registration provided under Rule 144 will not be available in any event for at least one year from the date of sale of the Buyer Shares to the Sellers, and even then, Rule 144 will not be available unless: (i) a public trading market then exists for the Buyer Shares, (ii) adequate information concerning Buyer is then available to the public, and (iii) the other terms and conditions of Rule 144 are met; and (c) any unregistered sale of the Buyer Shares may be made by CTI only in accordance with the terms and conditions of Rule 144 or other exemption from the registration requirements of the securities laws.

                 POWERS OF ATTORNEY.

          Neither of the Sellers has given any power of attorney (irrevocable or otherwise) to any person or entity for any purpose relating to the Business, Purchased Assets or Assumed Liabilities, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

                 CAPITAL ADEQUACY AND REASONABLY EQUIVALENT VALUE FOR THE PURCHASED ASSETS.

          Each of the Sellers, after giving effect to the transactions contemplated by this Agreement, will have assets exceeding its liabilities on both a balance sheet and market value basis. Neither of the Sellers has incurred or will incur debts beyond its ability to pay as such debts mature. Each of the Sellers has the intent and capacity to discharge all of its current and anticipated obligations both before and after giving effect to the transactions contemplated hereby. Each of the Sellers represents and acknowledges that it is receiving "reasonably equivalent value" for the Purchased Assets hereunder within the meaning of 11 U.S.C. Section 548.

                   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Sellers that:

                     ORGANIZATION AND RELATED MATTERS.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character or location of the assets owned or leased by Buyer or the nature of the business conducted by Buyer requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, financial condition or results of operations of Buyer. Buyer has all necessary corporate power and authority to carry on its business as it are now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

                 AUTHORIZATION.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and each of the related agreements constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                 NO CONFLICTS.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under (a) the respective charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject, or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer, provided that the appropriate regulatory approvals are received as contemplated by Section 6.5 and specified consents, if any, are secured.

                 NO BROKERS OR FINDERS.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                 LEGAL PROCEEDINGS.


          There is no Order or Action pending or to the best knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or on Buyer's business or assets.

                 BUYER'S STOCK.

          As of the Closing Date, and after giving effect to the transactions contemplated hereby, the authorized capital stock of Buyer shall consist of
(a) 25,000,000 shares of Common Stock, par value $.001 per share, of which 6,741,413 shares shall be issued and outstanding, and (b) 25,000,000 shares of Preferred Stock, par value $.001 per share, of which 3,600 shares shall have been designated Series A Preferred Stock (2,000 shares of which shall be issued and outstanding), and 15,000 shares shall have been designated Series B Preferred Stock (of which 15,000 shares shall be issued and outstanding). The outstanding shares of Common Stock and Preferred Stock of the Buyer have been validly issued and are fully paid and nonassessable. Upon issuance in accordance with the terms of this Agreement, the Buyer Shares will be validly issued, fully paid and nonassessable. Except as disclosed on Schedule 5.6, as of the Closing Date, there will be no outstanding securities convertible into or exchangeable for any shares of capital stock of the Buyer, or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, or any calls or commitments relating to the issuance of, any capital stock of the Buyer.

                 ACCURACY OF INFORMATION IN EXCHANGE ACT REPORTS.

          Each periodic report filed with the Securities and Exchange Commission by Buyer pursuant to either of Section 13 or Section 15 of the Exchange Act, as of the date such report was filed and as amended, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since November 30, 1997, there has been no change in or event affecting the Buyer which has had or is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Buyer and its subsidiaries, taken as a whole.

                  COVENANTS WITH RESPECT TO CONDUCT OF THE SELLERS
                              PRIOR TO CLOSING

                 ACCESS.

          The Sellers shall authorize and permit, Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to all of their properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and to make copies of such books, records and other documents and after first securing the Sellers' prior consent, which may not be unreasonably withheld, to discuss the Business with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of the Sellers. Without limiting the generality of the foregoing, Buyer shall be entitled, at Buyer's expense, to conduct or cause to be conducted on any real property owned or leased by either of the Sellers after first securing Sellers' prior written consent, which may not be unreasonably withheld, and, in the case of leased property, the written consent of the lessor, Phase I environmental studies.

                 MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS.

                 Prior to the Closing, the Sellers will promptly notify Buyer of any event of which the Sellers obtain knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or the Purchased Assets or which if known as of the date hereof would have been required to be disclosed to Buyer. Prior to the Closing, the Buyer will promptly notify the Sellers of any event of which the Buyer obtains knowledge which has had or might reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Buyer and its subsidiaries, taken as a whole, or which if known as of the date hereof would have been required to be disclosed to the Sellers hereunder or disclosed in any subsequent periodic report or other filing with the Securities and Exchange Commission.

                 Between the date hereof and the Closing Date, the Sellers will furnish to Buyer (i) any report by the Sellers submitted to their respective Boards of Directors and the working papers related thereto and other operating or financial reports (including any projections and budgets) prepared for management of the Business and the working papers related thereto, (ii) as soon as available, copies of all portions of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity, (iii) monthly and quarterly unaudited balance sheets, statements of operations and cash flow and changes in shareholder's equity for the Sellers, and (iv) such other reports as Buyer may reasonably request relating to the Sellers. Each of the financial statements delivered pursuant to this Sec tion 6.2(b) shall be prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein), except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ from those disclosures reported in the most recent audited period and year-end adjustments to the extent not material. Each of the financial statements delivered pursuant to this Section 6.2(b) shall be accompanied by a certificate of the chief financial officer of the Sellers to the effect that such financial statements present fairly the financial condition and results of operations of the Sellers for the periods covered and reflect all adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.

                 CONDUCT OF BUSINESS.

          During the period from the date of this Agreement to the earlier of
(i) the Closing Date, and (ii) the date of any termination of this Agreement under Article IX hereof, the Sellers agree with and for the benefit of Buyer that except as otherwise contemplated by this Agreement, without the prior written consent of Buyer, which shall not be unreasonably withheld, the Sellers shall not:

                 conduct the Business in any manner except in the ordinary course substantially as now conducted; or

                 except as required by their terms, amend, terminate or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of their obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of their material supplier or customer relationships; or

                 terminate, amend or fail to renew any existing insurance coverage; or

                 terminate or fail to renew or preserve any Permits; or

                 engage in any transaction exceeding $100,000 or otherwise out of the usual and ordinary course of business; or

                 purchase inventory outside the ordinary course of business, or extend return or other post-sale support rights of customers outside of the ordinary course of business, or enter into an agreement to do any of the foregoing; or

                 grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or agent or pay any special bonus to any person, or enter into any new employment of any Person with a salary in excess of $60,000 per year, collective bargaining or severance agreement; or

                 adopt or amend in any respect any employee pension, profit-sharing, retirement, bonus, deferred compensation, insurance, incentive compensation, severance, thrift, vacation or other plan, agreement, trust fund or arrangement for the benefit of their employees (whether or not legally binding) other than amendments of existing benefit plans effected after consultation with Buyer that are necessary to conform to legal requirements or to consummate the transactions contemplated by this Agreement; or

                 sell, transfer, mortgage, encumber or otherwise dispose of any assets, except (i) for dispositions of property (other than the Purchased Assets) not material in amount, or (ii) sales of Inventory in the ordinary course of business; or

                 declare, issue, make or pay any dividend or other distribution of any asset which is included within one or more of the categories of Purchased Assets; or

                 make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

                 dispose of or permit to lapse any rights to the use of any Intangible Property or dispose of or disclose any Intangible Property that is not a matter of public knowledge; or

                 introduce any new method of management or operation in respect of the Business; or

                 take, or cause to be taken, any action that would cause any of the representations or warranties of the Sellers in this Agreement to be untrue, incorrect, incomplete or misleading; or

                 solicit or encourage, or authorize any officer, director or employee of, or any investment banker, attorney, accountant or other representative of the Sellers or any Affiliate of the Sellers, to solicit or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal that may reasonably be expected to lead to any proposal for the partial or total acquisition of the Sellers or their assets (collectively "Inquiry or Proposal") (if the Sellers or any officer, director, shareholder or employee of the Sellers, or investment banker, attorney, accountant or other representative of the Sellers or any Affiliate of any of them, receives an Inquiry or Proposal, then the Sellers shall promptly notify Buyer by telephone and telecopy of such fact and shall transmit to Buyer a copy of any such written Inquiry or Proposal); or

                 commence any proceeding to merge, consolidate or liquidate or dissolve; or

                 agree to or make any commitment to take any actions prohibited by this Section 6.3.

                 NOTIFICATION OF CERTAIN MATTERS.

                 From the date hereof to the Closing Date, the Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Sellers, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of Buyer or the Sellers, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                 No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

                 PERMITS AND APPROVALS.

                 The Sellers agree to use commercially reasonable efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to all, Permits and Approvals that are necessary, or which are requested in writing by Buyer, to consummate the transactions contemplated by this Agreement.

                 To the extent that the Approval of a third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement, the Sellers agree to use commercially reasonable efforts to obtain such Approval prior to the Closing Date. In the event that any such Approval is not obtained prior to the Closing Date (but without limitation on Buyer's rights under Section 8.2), the Sellers shall cooperate with Buyer in an effort to obtain for Buyer the benefits of each such Contract, consistent with the provisions of Section 3.5 hereof.

                 PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE.

          During the period beginning on the date hereof and ending on the Closing Date, (a) the Sellers will use reasonable commercial efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with the Sellers and (b) the Sellers will cooperate to keep available to Buyer, the services of the officers and employees of the Sellers that Buyer may wish to retain following the Closing. Nothing in this Section shall obligate Buyer or the Sellers to retain or offer employment to any officer or employee of the Sellers after the Closing.

                 PAYMENTS TO CREDITORS.

          Sellers shall timely pay in accordance with their terms (a) all accounts payable and other amounts owed or accruing through the period ending on the Closing Date to all suppliers, vendors and other commercial or trade creditors of the Business, and (b) all commissions and other amounts owed or accruing through the period ending on the Closing Date to any manufacturer's representatives, dealers or other salespersons.

                 PASSAGE OF TITLE AND RISK OF LOSS.

          Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the Purchased Assets, property or right is transferred at the Closing.

                       ADDITIONAL CONTINUING COVENANTS

                 EMPLOYMENT MATTERS.

                 EMPLOYEES. Sellers shall be solely responsible for and shall promptly pay all accrued vacation, sick pay and COBRA coverage and all severance and related obligations to employees of Sellers, including any obligations or liabilities of Sellers under any Employee Benefit Plan, arising on or prior to the Closing or as a result of the transactions contemplated by this Agreement. Buyer does not assume, and shall not be deemed to assume, any liability or obligation of Sellers relating to employment matters involving current or former employees of Sellers except to the extent expressly provided on Schedule 2.2(b) attached hereto.

                 WARN. Sellers represent and warrant that for purposes of the Worker Adjustment and Retraining Notification Act ("WARN") and with respect to employees performing services for the Business no single site of employment of the Business has, or during the past 90 days has had, 50 or more employees.

                 NO THIRD PARTY BENEFICIARIES. Notwithstanding any possible inferences to the contrary, neither Sellers nor Buyer intends for this
Section 7.1 to create any rights or
obligations except as between Sellers and Buyer, and no past, present or future employees of Sellers or Buyer shall be treated as third party beneficiaries of this Section 7.1.

                 EXPENSES AND TAXES.

          All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense. Any sales, use or other transfer taxes applicable to the conveyance and transfer from Sellers to Buyer of the Purchased Assets and any other transfer or documentary taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Sellers.

                 PAYMENT OF COSTS ASSOCIATED WITH LEASE ASSIGNMENTS.

          Sellers are responsible for the payment of all fees, if any, required pursuant to the Leases for the assignment thereof to Buyer and agree to pay such fees directly to the landlords under such Leases, or, if Buyer advances such fees, Sellers will reimburse Buyer for such fees promptly upon invoice therefor. Further, promptly after the Closing and if so requested by Buyer, Sellers shall reimburse Buyer for the legal fees incurred by Buyer in connection with procuring all necessary landlord consents and estoppel certificates relating to the Leases.

                 REGISTRATION RIGHTS.


          Following the issuance of the Buyer shares, the Sellers receiving the Buyer shares shall have the registration rights set forth in Exhibit H attached hereto (the "Registration Rights Exhibit").

                 NOMINATION OF WJC TO BOARD OF DIRECTORS.

          Buyer agrees that for so long as WJC remains an employee of Buyer following the Closing, Buyer shall cause WJC to be nominated for election to the Board of Director's of Buyer and shall cause WJC to be identified as a Board nominee in any proxy materials distributed to Buyer's shareholders.

                 DISCHARGE OF COMPANY LIABILITIES.

                 Promptly following the Closing, Sellers shall, from the proceeds of the Closing Cash Payments and all other available cash and cash equivalents of Sellers, satisfy and discharge the following liabilities and obligations:

                    all accounts payable and liabilities of Sellers accrued or accruing as of the Closing Date other than Assumed Liabilities and (other than liabilities to any Affiliate of Sellers or to Robert O. Cone or to Cone Bio-Products);

                    all capitalized lease obligations of Sellers accrued or accruing as of the Closing Date (except to the extent included in the Assumed Liabilities);

                    all loans, bonds and notes payable, and any other obligations of Sellers for borrowed money (other than to any Affiliate of Sellers or to Robert O. Cone or Cone Bio-Products); and

                    all other liabilities and obligations of Sellers identified on Schedule 7.6.

                 Prior to the satisfaction and discharge of all liabilities in accordance with subparagraph (a) above, Sellers shall not make any payments or distributions (by way of dividends, redemptions or repurchases of securities, debt repayment, or otherwise) to any Affiliate or stockholder of Sellers.

                 INTENTIONALLY OMITTED.

                 PRORATION OF RECURRING EXPENSES.

          Except to the extent such items have been expressly assumed or allocated to one of the Parties hereunder, all obligations for utilities, payments due under the Assumed Contracts and other recurring expenses of the Business shall be prorated between Sellers and the Buyer as of the Closing Date. Each Party hereto agrees to pay promptly upon demand by the other Party (accompanied by a reasonably itemized statement of the claim and basis therefor and supporting documentation from such other party) its proportionate share of the obligations so prorated.

                 REAL PROPERTY TRANSFER DOCUMENTATION.

          Sellers and the Buyer contemplate that, concurrent with or promptly following the Closing, CTI will acquire fee simple title to the Property described on Schedule 7.9 attached hereto (referred to herein as the "Owned Property"). Upon transfer of such title to CTI, the lease between CTI and each of William J. Cone and Robert O. Cone relating to such Owned Property will be terminated. CTI hereby grants to Buyer, effective as of the Closing Date, a ninety-day rent and royalty free license to occupy and use such Owned Property (together with all improvements and fixtures thereon, and all rights, privileges, licenses, tenements, easements and appurtenances relating thereto) in the manner in which the Owned Property was used prior to the Closing.
Within ten days after the Closing Date, Sellers, at their sole expense, shall provide Buyer with a preliminary title report for an owner's policy of title insurance for the Owned Property. Within 60 days following the Closing Date, Buyer shall notify Sellers if Buyer has, for any reason stemming from any title, Encumbrance, environmental or Hazardous Substance issue, elected to reject the Owned Property. If Buyer rejects the Owned Property, Buyer and Sellers shall enter into a twelve month lease (which lease shall commence upon the receipt by Sellers from Buyer of notice of rejection) with rent payable at a rate equal to rents of comparable properties. Upon the earlier to occur of the sixtieth day after the Closing Date or Sellers' receipt of notice from Buyer requesting conveyance of the Owned Property, Sellers shall, for no additional consideration, convey to Buyer by grant deed, or other necessary or desirable conveyance document, fee simple title to the Owned Property, subject only to such liens, Encumbrances, easements and rights of others as may be of record as of the Closing Date and approved by Buyer. The transfer of such Owned Property shall be effected through an escrow service, title company or as otherwise may be the custom and practice for the transfer of similar properties in the applicable jurisdiction. Other than as indicated above, Sellers shall pay all expenses related to the transfer and conveyance to Buyer of such Owned Property, including, but not limited to, recording fees, documentary, transfer, mortgage and intangible taxes, escrow and title insurance fees and costs and all other similar fees and expenses.

                 MAINTENANCE OF BOOKS AND RECORDS.


          Sellers and Buyer shall each preserve all material records possessed by such party relating to the Business or the Purchased Assets prior to the Closing Date for a period of at least five years following the fiscal year to which the records relate. After the Closing Date, where there is a legitimate purpose, each such party shall provide the other parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the books of account and records of such party, but, in each case, only to the extent relating to the Purchased Assets or the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make reasonable copies of such books and records at their own expense.

                 PAYMENTS RECEIVED.


          The Sellers and the Buyer agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property it may receive on or after the Closing which properly belongs to the other party.

                                   CONDITIONS OF PURCHASE

                 GENERAL CONDITIONS.


          The obligations of the Parties to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the
Parties:

                 NO ORDERS; LEGAL PROCEEDINGS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or (with respect to obligations of Buyer only) which would impair to any material extent the value of the Purchased Assets or the ability of the Buyer to conduct the Business as presently conducted following the Closing Date. No Governmental Entity shall have notified any Party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                 EMPLOYMENT OF WJC. WJC will be appointed to the Board of Directors of the Buyer and shall have entered into an employment agreement substantially in the form attached hereto as Exhibit I.

                 EMPLOYMENT OF KC. KC shall have entered into an employment agreement substantially in the form attached hereto as Exhibit J.

                 CONDITIONS TO OBLIGATIONS OF BUYER.

          The obligations of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

                 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE SELLERS. The representations and warranties of the Sellers herein contained shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (but without giving effect to any qualification as to materiality contained therein); the Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Sellers shall have delivered to Buyer certificates in form and substance satisfactory to Buyer, dated the Closing Date, to such effect. The Sellers' certificates shall be signed by their chief executive officers and chief financial officers.

                 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in or affecting the Business or the Purchased Assets subsequent to the date hereof.

                 OPINION OF COUNSEL. Buyer shall receive at the Closing from Jenkens & Gilchrist, counsel to the Sellers, an opinion dated the Closing Date, in form and substance as set forth in Exhibit E.

                 APPROVALS AND PERMITS. The Sellers shall have obtained and provided to Buyer all required Permits and Approvals listed on Schedule 4.2 and referred to in Section 6.5, each in form and substance satisfactory to Buyer.

                 INTELLECTUAL PROPERTY RIGHTS. All Intellectual Property Rights which are used in the Business and which are held by Persons other than the Sellers, either through direct or indirect ownership, by license or otherwise, shall have been assigned to the Sellers for no consideration on or prior to the Closing Date. After the Closing, Sellers will cooperate with Buyer to record all such assignments (as listed on Schedule 8.2(e) hereto) with the United States Patent and Trademark Office.

                 STANDARD OPERATING PROCEDURES. The Buyer shall have received true and correct copies of Sellers' standard operating procedures accepted by the FDA and required by its customers.

                 ASSETS. The Purchased Assets shall be free and clear of liens, charges or other Encumbrances (other than liens identified on Schedule 8.2(g) (the "Permitted Liens")), or the Sellers shall have entered into suitable escrow arrangements with the Buyer in order to satisfy such liens, charges or Encumbrances.

                 AUTHORIZATION DOCUMENTS. The Buyer shall have received a copy of the resolutions of the Boards of Directors of each of the Sellers approving the Acquisition, certified by their respective corporate secretaries.

                 CONDITIONS TO OBLIGATIONS OF THE SELLERS.


          The obligations of the Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the
Sellers:

                 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time (but without giving effect to any qualification as to materiality contained therein); Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Buyer shall have delivered to the Sellers a certificate in form and substance satisfactory to the Sellers, dated the Closing Date to such effect. The Buyer's Certificate shall be signed by its Chief Executive Officer and Chief Financial Officer.

                 DELIVERY OF BUYER SHARES. Buyer shall have issued certificates representing the Buyer Shares to be held as provided in Section 2.3.

                 AUTHORIZATION DOCUMENTS. The Sellers shall have received a copy of the resolutions of the Board of Directors of Buyer approving the Acquisition, certified by the secretary of Buyer.

                 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, financial condition or results of operations of the Buyer subsequent to the date of this Agreement.

                 OPINION OF COUNSEL. Sellers shall receive at the Closing from O'Melveny & Myers LLP, counsel to the Buyer, an opinion dated the Closing Date, substantially in the form attached hereto as Exhibit G.

                  TERMINATION OF OBLIGATIONS; SURVIVAL

                        TERMINATION OF AGREEMENT.

          Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on February 17, 1998, unless extended by mutual consent in writing of Buyer, the Sellers, and otherwise may be terminated at any time before the Closing as follows and in no other manner:

                 MUTUAL CONSENT. By mutual consent in writing of Buyer and the Sellers.

                 CERTAIN CONDITIONS NOT MET BY EARLIER DATE. By Buyer by written notice to the Sellers if any conditions set forth in Section 8.2 shall not have been met by February 15, 1998.

                 CERTAIN CONDITIONS NOT MET BY EARLIER DATE. By Sellers by written notice to Buyer if any of the conditions set forth in Section 8.3 shall not have been met by February 15, 1998.

                 MATERIAL BREACH. By Buyer or the Sellers if there has been a material misrepresentation or other material breach by the other Party (in the case of Buyer, by the Sellers and in the case of the Sellers, by Buyer) in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching Party shall have ten business days after receipt of notice from the other Party of its intention to terminate this Agreement if such breach continues in which to cure such breach.

                 EFFECT OF TERMINATION.

          In the event that this Agreement shall be terminated pursuant to any of subparagraphs (b), (c) or (d) of Section 9.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in Article XI (Arbitration) and Sections 12.4 (Governing Law), 12.8 (Publicity), 12.9 (Confidentiality), 12.11 (Notices), 12.12 (Expenses) and
12.14 (Attorney's Fees) shall survive any such termination. A termination under any of subparagraphs (b), (c) or (d) of Section 9.1 shall not relieve any Party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                               INDEMNIFICATION

                 INDEMNIFICATION OF BUYER.

          The Sellers covenant and agree to indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates, agents, representatives, successors and assigns (collectively, the "Buyer Indemnified Persons"), from and against any and all Losses of Buyer or the Buyer Indemnified Persons, directly or indirectly, as a result of, or based upon or arising from:

                 any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Sellers in or pursuant to this Agreement and any related agreements;

                 the failure of the Sellers to perform or observe fully any covenant, provision or agreement to be performed or observed by them pursuant to this Agreement and any related agreements;

                 any actual or threatened claim, suit, action or proceeding arising out of or resulting from the ownership by Sellers of the Purchased Assets or the conduct by the Sellers of their respective businesses or operations on or before the Closing Date, provided that such Loss is not a result of or based upon or does not arise in connection with any neglect, disregard or intentional misconduct on the part of Buyer or any Buyer Indemnified Persons;

                 the (i) generation, use, transportation, treatment, storage, release, disposal or presence of any Hazardous Substance in connection with the Business or at any facility used in connection with the operation of the Business, on or prior to the Closing; and (ii) the violation by Sellers, prior to the Closing, of any Law relating to the generation, use, transportation, treatment, storage, release, disposal or presence of Hazardous Substances or the protection of the environment; or

                 any of the Excluded Liabilities and any other liability or obligation of Sellers or any of their respective Affiliates not expressly assumed by Buyer pursuant to Section 2.2(b) hereof.

The Sellers agree to reimburse Buyer, or any other Buyer Indemnified Person, as the case may be, promptly upon demand for any unreimbursed payment made or Loss suffered by Buyer or the Buyer Indemnified Person, as the case may be, at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

                 INDEMNIFICATION OF THE SELLERS.

          Buyer covenants and agrees to indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees, affiliates, agents, representatives, successor and assigns (collectively, the "Seller Indemnified Persons") from and against any and all Losses of the Sellers and the Seller Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from:

                 any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement or in any related agreements;

                 the failure of Buyer to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any related agreement;

                 any actual or threatened claim, suit, action or proceeding arising out of or resulting from the ownership by the Buyer of the Purchased Assets or the conduct by the Buyer of the Business or Buyer's operations after the Closing Date, provided that such Loss is not a result of or based upon or does not arise in connection with any neglect, disregard or intentional misconduct on the part of the Sellers or any Seller Indemnified Persons; or

                 any of the Assumed Liabilities.

Buyer agrees to reimburse the Sellers or the Seller Indemnified Parties as the case may be, promptly upon demand for any unreimbursed payment made or Loss suffered by the Sellers or the Seller Indemnified Parties, as the case may be, at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

                 PROCEDURE.

                 NOTICE. Any Party seeking indemnification with respect to any Loss shall give prompt written notice to the Party required to provide indemnity hereunder (the "Indemnifying Party").

                 DEFENSE. In the event any person or entity not a Party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, or in the event that a potential loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or aware of such event shall promptly notify the other Party or Parties of the demand, claim or lawsuit (the "Notice"). Except as provided in the next sentence, within ten (10) days after Notice by the Indemnified Party to an Indemnifying Party of such demand, claim or lawsuit, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party, to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (a) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (b) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (c) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party.
In the event that the Indemnifying Party shall fail to respond within ten
(10) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Except as explicitly provided in this
Section 10.3(b), failure to provide Notice shall not limit the rights of such Party to indemnification.

                 CERTAIN LIMITATIONS. Notwithstanding Section 10.3(b), in the event that any demand, claim or lawsuit for which indemnification is payable hereunder relates with respect to any Party to a criminal investigation, quasi criminal investigation, governmental or regulatory claim, civil claim involving allegations of criminal conduct or a matter in which the licensure of such Party could be jeopardized, such Indemnified Party shall have the sole right to retain counsel to represent it in such matter and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel on a current basis, and the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any such Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained.

                 WAIVER OF SUBROGATION AND OTHER RIGHTS. Each Indemnified Party shall not be required to proceed against any particular Indemnifying Party for indemnification or otherwise in respect of any Losses before enforcing its rights hereunder against any other Indemnifying Party, and each Party expressly waives all rights it may have, now or in the future, under any statute, at common law, or at law or in equity, or otherwise, to compel the Indemnified Party to proceed against any Indemnifying Party in respect of any Losses before proceeding against, or as a condition to proceeding against, any other Indemnifying Party.

                 SURVIVAL.


          This Article X shall survive any termination of this Agreement pursuant to any of paragraphs (b), (c) or (d) of Section 9.1 hereof. This indemnification further shall survive the Closing and shall remain in effect until the third anniversary of the Closing Date; PROVIDED, HOWEVER, that (a) the indemnification provided hereunder with respect to any Taxes of Seller (Sections 2.2(a)(iv) and 4.4) and with respect to all employee benefit matters (Sections 2.2(a)(vii) and 4.14) shall survive for the applicable statute of limitations, (b) the indemnification provided hereunder with respect to environmental matters and Hazardous Substances (Sections 2.2(a), 4.20 and 10.1(d)) shall survive until the seventh anniversary of the Closing Date, and
(c) the indemnification provided hereunder with respect to title to the Purchased Assets (Section 4.7(a)) shall survive the Closing indefinitely. Any matter as to which a claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                 NOTICE.


          The Sellers and the Buyer agree promptly to notify the other Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof, whether before or after Closing.

                 NOT EXCLUSIVE REMEDY.


          This Article X shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

                 AGGREGATE DOLLAR LIMITATION.


                 The aggregate dollar amount of all payments the Sellers shall be obligated to make pursuant to this Article X shall not exceed the amount of the Purchase Price; provided, however, notwithstanding anything to the contrary herein, the Sellers' indemnification obligations with respect to Tax matters and ERISA matters shall be unlimited as to dollar amount. In addition, Buyer and the Buyer Indemnified Persons shall not be entitled to indemnification under this Article X unless and until the aggregate of all claims made by Buyer for indemnity pursuant to this Article X exceed the sum of $50,000; PROVIDED, HOWEVER that if at anytime the $50,000 threshold is satisfied, Buyer and the Buyer Indemnified Persons shall be entitled to indemnification for the full amount of such Losses, not just the amount in excess of $50,000.

                 The aggregate dollar amount of all payments Buyer shall be obligated to make pursuant to this Article X shall not exceed $1 million.


                                   ARBITRATION

                 ARBITRATION.


          Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the County of Los Angeles, State of California.

                   JUDICIAL ARBITRATION AND MEDIATION SERVICES, THE
                   SELLERS.


          The arbitration shall be administered by Judicial Arbitration and Mediation Services ("JAMS") in its Los Angeles office.

                 ARBITRATION PANEL.


          The arbitration shall be conducted before a panel of three arbitrators selected as follows. Each party hereto shall appoint one arbitrator from the JAMS panel of retired judges, after which, and within ten days of the appointment of such arbitrators, these two arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges. If within ten days the two arbitrators appointed by the parties hereto cannot agree upon a third arbitrator, such third arbitrator shall be appointed by JAMS in accordance with its rules.

                 PROVISIONAL REMEDIES.


          Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

                 ENFORCEMENT OF JUDGMENT.


          Judgment upon the award rendered by the arbitration panel may be entered in any court having jurisdiction thereof.

                 DISCOVERY.


          The Parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitration panel.

                 CONSOLIDATION.


          Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitration panel determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitration panel. Any disputes over which arbitration panel shall hear any consolidated matter shall be resolved by JAMS.

                 POWER AND AUTHORITY OF ARBITRATOR.


          The arbitration panel shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law. The arbitration panel shall not be authorized to award punitive damages against any Party.

                 LAW TO BE APPLIED.


          All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the State of California. Any action brought to enforce the provisions of this Section shall be brought in the Los Angeles County Superior Court.

                 COSTS.


          The costs of the arbitration, including any JAMS administration fee, and arbitrator's fee, and costs of the use of facilities during the hearings, shall be borne equally by the Parties. Costs and attorneys' fees shall be awarded to the prevailing party as contemplated by Section 12.14 hereof.

                                   GENERAL

                 AMENDMENTS; WAIVERS.


          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                 SCHEDULES; EXHIBITS; INTEGRATION.


          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith, including, but not limited to, any letter or letters of intent between Buyer, the Sellers.

                 BEST EFFORTS; FURTHER ASSURANCES.


                 STANDARD. Each Party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Sellers shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, Sellers shall thereafter be obligated to use its best efforts to assure Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

                 LIMITATION. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is commercially unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

                 GOVERNING LAW.


                 This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, but not limited to, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of incorporation of the respective Parties.

                 Each Party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each Party further irrevocably designates and appoints the individual identified in or pursuant to Section 11.11 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each Party at its address provided in Section 12.11; PROVIDED that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 11.11. Each Party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Party to bring any action or pro ceeding against the other Party in any other jurisdiction.

                 ASSIGNMENT.


          Neither this Agreement nor any rights or obligations under it is assignable by any Party hereto without the prior written consent of the other Party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that at the Buyer's sole option, Buyer may assign all of its rights and privileges under this Agreement to SeraCare Technology, Inc., a Nevada corporation, or to any Affiliate of Buyer or to any post-Closing purchaser of all or substantially all of the Purchased Assets.

                 HEADINGS.


          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                 COUNTERPARTS.


          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

                 PUBLICITY AND REPORTS.


          The Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the Sellers and Buyer except to the extent that a particular action is required by applicable law.

                 CONFIDENTIALITY.


          All information disclosed by any Party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) it is or hereafter becomes lawfully obtainable from other sources, (c) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the Parties, (d) as may otherwise be required by law or (e) to the extent such duty as to confidentiality is waived in writing by the other Party. If this Agreement is terminated, each Party shall use all reasonable efforts to return upon written request from the other Party all documents (and reproductions thereof) received by it or its representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party), unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed.

                 PARTIES IN INTEREST.


          This Agreement shall be binding upon and inure to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement (except for the Buyer and Seller Indemnified Persons under Article X hereof). Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

                 NOTICES.


          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid), receipt requested as follows:

          IF TO BUYER, ADDRESSED TO:

          SeraCare, Inc.
          1925 Century Park East, Suite 1970
          Los Angeles, California 90067
          Facsimile:  (310) 772-7770
          Attn:  Mr. Barry Plost

          WITH A COPY TO:

          O'Melveny & Myers LLP
          610 Newport Center Drive, Suite 1700
          Newport Beach, California 92660-6429
          Facsimile:  (714) 669-6994
          Attn:  David A. Krinsky, Esq.

          IF TO THE SELLERS, ADDRESSED TO:

          Consolidated Technologies, Inc.
          2170 Woodward Street
          Austin, Texas  78744
          Facsimile:  (512) 445-4105
          Attn:  President

          WITH A COPY TO:

          Jenkens & Gilchrist, a Professional Corporation
          600 Congress Avenue, Suite 2200
          Austin, Texas 78701
          Facsimile:  (512) 404-3520
          Attention:  J. Rowland Cook, Esq.
                      Carol Bellon, Esq.

or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 11.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

                 EXPENSES.


          The Sellers and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

                 REMEDIES; WAIVER.


          Except to the extent this Section 12.13 is inconsistent with any other provision in this Agreement or applicable law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                 ATTORNEY'S FEES.


          In the event of any Action by any Party arising under or out of, in connection with or in respect of, this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action; PROVIDED, HOWEVER, that no Party shall be considered a prevailing party unless such Party has recovered more or paid less as a result of an arbitrator's or a final judicial order than the amount offered or demanded in writing by an opposing Party during the course of any settlement discussions. Attorneys' fees incurred in enforcing any judgement in respect of this Agreement are recoverable as a separate item. The Parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

                 KNOWLEDGE CONVENTION.


          Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any Party or its representative, such person shall make such statement only after conducting a reasonable investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

                 REPRESENTATION BY COUNSEL; INTERPRETATION.


          The Sellers and Buyer each acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and the Sellers.

                 SPECIFIC PERFORMANCE.


          The Sellers and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                 SEVERABILITY.


          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          IN WITNESS WHEREOF, each of the Parties hereto has executed or caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


                    "BUYER"

                    SERACARE, INC.,
                    a Delaware corporation


                    By:  /s/ Barry D. Plost
                         -----------------------------------------------------
                         Barry D. Plost
                         Chairman of the Board, President and
                         Chief Executive Officer


                    "SELLERS"

                    CONSOLIDATED TECHNOLOGIES, INC.,
                    a Texas corporation


                    By: /s/  William J. Cone
                        ------------------------------------------------------
                    Name: William J. Cone
                          ----------------------------------------------------
                    Title: President
                           ---------------------------------------------------

                    CONCO ASSOCIATES, INC.,
                    a Texas corporation


                    By: /s/  William J. Cone
                        ------------------------------------------------------
                    Name: William J. Cone
                          ----------------------------------------------------
                    Title: President
                           ---------------------------------------------------

                        LIST OF OMITTED SCHEDULES AND EXHIBITS*

                                      SCHEDULES


SCHEDULE 1.1     Products
SCHEDULE 2.1(a)  Purchased Assets
SCHEDULE 2.2(b)  Assumed Liabilities
SCHEDULE 2.3     Purchase Price Allocation
SCHEDULE 2.4     Sellers Liabilities
SCHEDULE 4.1 Jurisdictions in which Sellers is Required to be Qualified to Do Business as a Foreign Person; Directors and Executive Officers
SCHEDULE 4.2     Permits and Approvals
SCHEDULE 4.3     Capitalization
SCHEDULE 4.3(a)  Audited Financial Statements
SCHEDULE 4.3(b)  Unaudited Interim Financial Statements
SCHEDULE 4.3(c)  Auditors' Letters
SCHEDULE 4.3(d)  Material Adverse Changes
SCHEDULE 4.3(e)  Liabilities
SCHEDULE 4.4     Tax Returns
SCHEDULE 4.5     Material Contracts
SCHEDULE 4.5(b)  Assumed Contracts
SCHEDULE 4.7(a)  Real and Personal Property
SCHEDULE 4.8     Intangible Property
SCHEDULE 4.9     Orders, Actions and Labor Matters
SCHEDULE 4.10    Labor Relations
SCHEDULE 4.11    Insurance
SCHEDULE 4.12    Permits and Licenses
SCHEDULE 4.13    Law Compliance
SCHEDULE 4.13(a) Licenses Related to the Business
SCHEDULE 4.14(a)(i) Employee Benefit Plans, and Collective Bargaining and
                    Employee Agreements
SCHEDULE 4.14(a)(vii)    Employees, Consultants and Agents Entitled to
                         Severance, Parachute or Other Payments or Benefits
SCHEDULE 4.15    Certain Interests


_______________________________
     * Registrant agrees to furnish supplementally a copy of any of the omitted Schedules and Exhibits listed above to the Commission upon request.

SCHEDULE 4.19    Customers and Suppliers
SCHEDULE 4.20    Environmental Compliance
SCHEDULE 5.6     Buyer's Stock
SCHEDULE 7.6     Liabilities and Obligations of Sellers
SCHEDULE 7.9     Real Property Owned by Sellers
SCHEDULE 8.2(e)  Assignment of Intellectual Property Rights
SCHEDULE 8.2(g)  Permitted Liens

                            EXHIBITS

Exhibit A Percentage Interest in the Sellers
Exhibit B Bill of Sale
Exhibit C Assignment and Assumption of Lease
Exhibit D Assignment and Assumption Agreement
Exhibit E Form of Opinion of Counsel of the Sellers
Exhibit F Non-Competition Agreement
Exhibit G Opinion of Counsel of the Buyer
Exhibit H Registration Rights
Exhibit I Employment Agreement of William J. Cone
Exhibit J Employment Agreement of Kerry Cone